EXHIBIT 99.1

Avnet, Inc.
2211 South 47 Street
Phoenix, AZ 85034

PRESS RELEASE

July 5, 2005

Avnet, Inc. Completes the Acquisition of Memec Group Holdings Limited and
Appoints Peter Smitham to the Avnet, Inc. Board of Directors

Phoenix, Ariz. – July 5, 2005 – Avnet, Inc. (NYSE:AVT) today announced that it has completed its acquisition of Memec Group Holdings Limited (“Memec”), a leading global distributor specializing in semiconductors. Memec investors received a total of approximately 24.011 million shares of Avnet common stock plus approximately $64 million of cash. The purchase price, which includes the assumption of approximately $173 million of Memec’s net debt and $8 million of estimated transaction costs, was $663 million based on the five-day average stock price of $17.42 for the period commencing two trading days before the April 26, 2005 announcement of the transaction. The acquisition will be immediately accretive to earnings (excluding integration charges) and, once the integration is complete, will generate annual cost savings of at least $130 million (including $10 million from reduced interest expense).

Roy Vallee, Avnet’s chairman and chief executive officer, stated, “The acquisition of Memec, our largest so far, enhances our competitive position in every region of the world and has the potential to be our most successful acquisition to date. By combining our global operations we will realize substantial efficiencies in our EMEA (Europe, Middle East and Africa) and Americas operations while significantly expanding our resources, particularly customer facing personnel. This acquisition also substantially expands our presence in the high growth Asia Pacific markets while providing entrée into the Japanese market, which is the largest electronic components market that we previously did not serve.”

In connection with the completion of the acquisition, Avnet also announced that Peter Smitham has been appointed to the Avnet, Inc. Board of Directors, effective immediately. Mr. Smitham, who chaired Memec’s Board of Directors, is a partner of Permira Advisers Limited, an entity that advises Permira Funds, formerly Schroder Ventures, and has served as the European Chairman of Permira, from 1994 until 2000. Mr. Smitham also serves as Chairman of the Supervisory Board of Actis, a leading private equity investor in emerging markets.

“We are pleased to welcome Mr. Smitham to the Avnet Board,” commented Mr. Vallee. “His investment experience coupled with his knowledge of technology distribution and global markets will be a real asset to our Board.”

Memec built a unique distribution business focused on providing pro-active engineering support to help customers evaluate and select key semiconductor devices at an early stage of the design process. This ability to secure design wins is attractive to suppliers who want their proprietary products marketed to a large number of customers.

Harley Feldberg, President of Avnet Electronics Marketing, added, “By merging the significant demand creation resources of Memec with the design and supply chain services of Avnet Electronics Marketing, we will create a more balanced business model that can build stronger relationships with our trading partners. With an expanded suite of products and services we will deliver more value to our combined customer base while accelerating the achievement of our return on capital goals.”

The Memec team will be integrated into Electronics Marketing and the integration is expected to be completed by the end of June 2006. David Ashworth, Memec’s former chief executive officer, has been named senior vice president of global semiconductors for Electronics Marketing. Avnet will continue to go to market with its two operating groups – Electronics Marketing and Technology Solutions through its three geographic regions – the Americas, EMEA and Asia.

Forward Looking Statements
This press release contains certain ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, particularly regarding the post-closing integration, the anticipated gains in returns on capital, and other post-closing operating prospects, represent the Company’s judgment, as of the date of this release. Risk and uncertainties that may materially affect the actual results include: (1) the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction and (2) those that are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K. Avnet expressly disclaims any intent or obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet and Memec generated combined revenue in excess of $13 billion in the past year through sales in 69 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Investor Relations Contact:
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com
Media Contacts:
Jan Jurcy
Public Relations, Americas
(480) 643-7642
jan.jurcy@avnet.com
Georg Steinberger
Public Relations, EMEA
00 49 8121 774 203
georg.steinberger@avnet.com
Peggy Lee
Public Relations, Asia
852 2176 5265
peggy.lee@avnet.com